                                                                   Exhibit 10.15




                              DFS VENDOR AGREEMENT

         THIS DFS VENDOR AGREEMENT ("Agreement") is made as of September 30, 1998 between DEUTSCHE FINANCIAL SERVICES CORPORATION ("DFS"), having a principal place of business at 655 Maryville Centre Drive, St. Louis, Missouri 63141, and TELXON CORPORATION ("Vendor"), having a principal place of business located at 3330 West Market Street, Akron, OH 44334-0582.

         Vendor sells various products ("Merchandise") to DFS, which, in turn, pursuant to a Consignment Agreement between DFS and MRK Technologies, Ltd. ("MRK") dated as of the date hereof, are then consigned to MRK (as such agreement is modified or amended from time to time, the "Consignment Agreement"). (A copy of the consignment Agreement is attached hereto as Exhibit A and incorporated herein by this reference thereto. Capitalized terms used but not defined herein shall have the meanings given them in the Consignment Agreement.) To induce DFS to purchase the Merchandise on behalf of MRK under the terms of the Consignment Agreement, and in consideration thereof, Vendor and DFS agree as follows:

         1.       Purchase of Merchandise by DFS; Waivers.

         a. Purchase. On or about the date hereof, Vendor shall issue a "pro forma invoice" to DFS for DFS' purchase of the Merchandise in an amount not to exceed the Consignment Limit. DFS shall remit payment to Vendor in the amount of such pro forma invoice Price, via wire transfer, within one (1) business day of DFS' receipt thereof. However, within ten (10) days of the date of such pro forma invoice, Vendor must deliver to DFS a bona fide invoice for such Merchandise, and if such invoice indicates an actual purchase price which differs with that of the pro forma invoice, then DFS or Vendor, as applicable shall remit to the other party such differing amount to conform to the actual purchase price.

         b. Waivers. Vendor understands that upon issuance of the invoice to DFS, DFS shall have complete ownership of the Merchandise. Nevertheless, the parties recognize that for a period of time after issuance of such invoices but prior to shipment to MRK, the Merchandise may be located at premises owned or under the control of Vendor. Vendor fully recognizes DFS' interest in the Merchandise and that it is superior to any other claimed interest in the Merchandise, including but not limited to any interest of any creditors of Vendor. Vendor shall not claim any rights of ownership in any of the Merchandise and/or the proceeds thereof and shall not encumber, lease, transfer or otherwise dispose of any of the Merchandise, except as permitted hereunder or instructed in writing by DFS. Vendor waives and releases any claim right, lien, right of set-off, or any other claim or lien of any nature whatsoever that Vendor may have or hereafter acquire against the Merchandise and/or the proceeds thereof, and hereby agrees not to distrain or levy upon any of the Merchandise. Vendor will keep the Merchandise segregated from all other merchandise located at any such premises, and keep them readily identifiable as being the property of DFS. Vendor will maintain records sufficient to enable DFS to identify the Merchandise with specificity.

         2. MRK Shipments. Whenever MRK requests the shipment of Merchandise from Vendor which DFS has purchased hereunder for consignment to MRK pursuant to the Consignment Agreement, Vendor shall request DFS' acceptance thereof, such acceptance to be indicated by DFS' issuance of an approval number. Vendor hereby agrees and confirms as follows: (a) that the Merchandise will be delivered to MRK within ten (10) days following DFS' acceptance; (b) that DFS will receive Vendor's invoice for such merchandise within ten (10) days from the date of delivery of the Merchandise to MRK; and (c) that DFS' approval number shall be on the invoice; subject, however, in all events to DFS' right to revoke its acceptance prior to the shipment of the Merchandise to MRK.

         3. Vendor's Warranties. By delivery of any invoice, Vendor warrants the following:

         a. That Vendor transfers to DFS all right, title and interest in and to the Merchandise so described, contingent upon DFS' prior approval for Vendor to ship such Merchandise to MRK;

         b. That Vendor's title to the Merchandise is free and clear of all liens and encumbrances when sold to DFS and transferred to MRK;

         c. That the Merchandise is in a salable condition suitable for ordinary sale, free from any known defects; provided, however, if any Merchandise reflects a defect, Vendor shall repair such Merchandise at its sole expense;

         d. That the Merchandise is the subject of, and substantially conforms to, a bona fide order by MRK placed with and accepted by Vendor, and that MRK has requested the Merchandise be purchased by DFS for MRK pursuant to the terms of the Consignment Agreement; and

         e. That the Merchandise subject to the transaction has been shipped to MRK not more than ten (10) days prior to the Invoice Date (with the exception of O.E.M. sourced Merchandise).

         If Vendor breaches any of the above-described warranties, Vendor will immediately: (i) pay to DFS an amount equal to the total unpaid balance (being principal and finance and other charges) owed to DFS on all Merchandise related to the breach; and (ii) reimburse DFS for all costs and expenses (including, but not limited to, reasonable attorneys' fees) incurred by DFS as a result of the breach.

         4. Payments to DFS. Vendor acknowledges that it is in its best business interest to have DFS obtain the Merchandise from Vendor hereunder and consign it to MRK under the Consignment Agreement in order to supply such merchandise to MRK's CUSTOMERS. In consideration thereof, Vendor agrees as follows:

         a. Purchase Charge. Vendor shall pay DFS a purchase charge, calculated and payable monthly in arrears, in an amount equal to the "Prime Rate" minus fifteen one-hundredths of one percent (0.15%) per annum on the average daily outstanding balance of all Invoice Prices (herein, the "Purchase Charge"). The Purchase Charge will: (i) be computed based on a 360 day year; and (ii) accrue from the date that DFS makes an advance hereunder until DFS received the full and final payment of the Invoice Price. For purposes of this Agreement "Prime Rate" means the "prime rate" as published in The Wall Street Journal. The Prime Rate will change and take effect for purposes of this Agreement on the day of any change in the prime rate published in The Wall Street Journal.

         b. Advance Fee. Vendor agrees to pay to DFS an advance fee equal to one-tenth of one percent (0.10%) of the amount of each Invoice Price advanced by DFS.

         c. Monthly Administration Fee. Vendor shall pay to DFS an administration fee, payable on the 31st day after each Invoice Date, and every thirty (30) days thereafter until the applicable Invoice Price has been satisfied in full, in an amount equal to one-tenth of one percent (0.10%) of the total outstanding balance of all unpaid Invoice Prices.

         d. Principal Repayment; Purchase Maturity Charge. (i) Principal Repayment. As Vendor is aware under the Consignment Agreement, MRK is required to immediately pay DFS the Invoice Price owed to DFS for each item of Merchandise after MRK sells the Merchandise and collects the purchase price from the purchaser of such merchandise. However, if MRK does not collect such amount from the purchaser within ninety (90) days after the Invoice Date for such merchandise (the "Consignment Period"), or for any other reason the Invoice Price is not satisfied in full to DFS on or before the expiration of the Consignment Period, Vendor will immediately pay DFS the Invoice

         Price. (ii) Purchase Maturity Charge. Additionally, to the extent the applicable Invoice Price remains unpaid to DFS for any reason, one-hundred (100) or more days from the applicable Invoice Date, Vendor shall pay to DFS a weekly fee, calculated and payable in arrears, in an amount equal to the Prime Rate plus two and one-half of one percent (2.5%) per annum of the average daily outstanding balance of such Invoice Prices which remain unpaid beyond such period. Such change will be computed based on a 360 day year.

         e. Payment Terms Generally. DFS may deduct from amounts owed to Vendor for any purchases hereunder or any other amounts owed to Vendor, the amount of any fees, charges or other amounts payable by Vendor to DFS. To the extent that there exists no indebtedness from DFS to Vendor against which to set off the amount of such fees, charges or other amounts, Vendor hereby agrees to pay in full to DFS any such amounts, or portion thereof. DFS will send Vendor a monthly billing statement identifying all fees and other charges due from Vendor. The amounts specified on each billing statement will be: (i) due and payable in full immediately on receipt, and (ii) an account stated, unless DFS receives Vendor's written objection thereto within 15 days after it is mailed to Vendor. DFS may adjust the billing statement at any time to conform to applicable law and this Agreement. Vendor will make all payments to DFS at 1630 Des Peres Road, Suite 280, St. Louis, Missouri 63131, Attention: Regional Vice President, unless Vendor is otherwise notified in writing by DFS. Any checks or other instrument delivered by DFS under this Agreement will constitute conditional payment until the funds represented by such instruments are actually received by DFS. Vendor hereby waives any right it may now or in the future have to set-off its obligation to make any payment to DFS under this Agreement or any of the other documents pursuant to which the transactions contemplated hereby and consummated, against any obligation of DFS to Vendor, whether under this Agreement, such other documents or any other agreement between DFS and Vendor.

         f. Maximum Interest. Regardless of any provision contained herein, in the Consignment Agreement or in any other document executed or delivered in connection herewith or therewith, DFS shall never be deemed to have contracted for, charged or be entitled to receive, collect or apply as interest hereunder or under the Consignment Agreement (whether termed interest herein or deemed to be interest by judicial determination or operation of law), any amount in excess of the maximum amount allowed by applicable law, and, if DFS ever receives, collects or applies as interest any such excess, such amount which would be excessive interest will be applied first to the reduction of the unpaid principal balances of advances hereunder, and, second, any remaining excess will be paid to Vendor. In determining whether or not the interest paid or payable under any specific contingency exceeds the highest lawful rate, Vendor and DFS shall, to the maximum extent permitted under applicable law: (i) characterize any non-principal payment (other than payments which are expressly designated as interest payments hereunder) as an expense or fee rather than as interest; (ii) exclude voluntary pre-payments and the effect hereof, and (iii) spread the total amount of interest throughout the entire term hereof so that the interest rate is uniform throughout such term.

         5. Repurchase of Merchandise. Whenever DFS deems it necessary in its sole discretion to repossess or if DFS otherwise comes into possession, actual or constructive, of any Merchandise in which it has a security interest or other lien, Vendor will purchase such Merchandise from DFS at the time of DFS' repossession or other acquisition of possession. Additionally, Vendor will also repurchase from DFS, if requested in writing by DFS, any of the Merchandise for which MRK has not been able to facilitate the sale thereof within ninety (90) days from the date hereof. Such repurchases by Vendor shall be completed in accordance with the following terms and conditions:

         a. Vendor will purchase such Merchandise, regardless of its condition, at the point where DFS repossesses it or where it otherwise comes into DFS' possession;

         b. The purchase price Vendor will pay to DFS for such Merchandise will be due and payable immediately in full, and will be an amount equal to (i) Vendor's original per unit Invoice Price for such Merchandise, including all unpaid freight, service and other charges related thereto, and (ii) all costs and expenses (including, but not limited to, reasonable attorneys' fees) paid or incurred by DFS in connection with the repossession of such Merchandise; and

         c. Vendor shall not assert or obtain any interest in or to any Merchandise acquired by Vendor until the purchase price therefor is paid in full.

         6. Indemnifications. In addition to all other obligations of Vendor set forth in this Agreement, Vendor will be liable for, indemnify and hold DFS harmless for one hundred percent (100%) of any loss DFS suffers from DFS' purchase of Merchandise from Vendor and subsequent consignment of said Merchandise, which loss shall include, but not be limited to, all claims losses, liability, suits or damages sustained (including reasonable attorneys' fees) arising out of DFS' performance of the terms of or set forth in and/or contemplated by this Agreement, the Consignment Agreement and/or any other agreement, whether resulting from the following or otherwise: (i) damage to property, or injury to or death or persons, occasioned by or in connection with, the acts or omissions of Vendor, MRK, or either of their respective agents, employees or subcontractors, or occasioned by the consigned Merchandise, the use or presence thereof, or by any other act or omission actually or allegedly giving rise to liability on the part of DFS, (ii) product liability claims relating to the Merchandise or any enhancements thereto (whether due to manufacturing or installation defects, failure to warn of potential hazards, design defects, claims or defenses asserted by any buyer of the Merchandise or otherwise), (iii) claims based upon any express or implied warranty, including, but not limited to, any implied warranty of merchantability or fitness for a particular purpose, (iv) issues regarding the value, quality, condition, operation, or description of the consigned Merchandise (whether or not discoverable), and any other claim that such goods are defective or otherwise fail to perform to the provisions of the underlying contact, (v) any unauthorized release or delivery of the Merchandise to any party other than as provided herein, (vi) any theft or conversion of the Merchandise, (vii) any mysterious disappearance of the Merchandise, (viii) any damage or casualty loss, or other shortage of the Merchandise, (ix) any patent, trade secret, copyright infringement or other claim with respect to third party proprietary rights, or any other intellectual property claims (whether for patent, copyright or trademark infringement or unauthorized use or sale or otherwise), (x) consumer protection or deceptive trade practice claims, or (xi) antitrust claims.

         7. Extension of Time; Waivers. DFS may extend the time of MRK in payment default to fulfill its obligations to DFS with respect to the Merchandise without altering Vendor's obligations hereunder provided DFS has given Vendor notice of such payment default in respect of the Merchandise within five (5) business days thereof. Notwithstanding the foregoing, DFS may extend the time of MRK in default to fulfill any other of its obligations to DFS, or any kind or nature including a nonpayment related default in respect of the Merchandise, without notice to Vendor and without altering Vendor's obligations hereunder Vendor waives any rights it may have to notice of nonpayment, nonperformance, dishonor, the amount of indebtedness of MRK outstanding at any time, any legal proceeding against MRK, and any other demands and notices except as required by law, and any rights it may have to require DFS to proceed against MRK or the Merchandise or to pursue any other remedy in DFS' power. Vendor's liability to DFS is direct and unconditional and will not be affected by any change in the terms of payment or performance of any agreement between DFS and MRK including but not limited to the Consignment Agreement, or the release, settlement or compromise of or with any party liable for the payment or performance thereof, the release or non-perfection of any security interest granted DFS in any agreement between DFS and MRK, any change in MRK's financial condition, or the interruption of business relations between DFS and MRK.

         8. Expenses; Release of Information. Vendor will pay all DFS' expenses (including, but not limited to, court costs, arbitration fees and reasonable attorneys' fees) in the event DFS is required to enforce its rights against Vendor. Upon each request by DFS and provided MRK has consented to the release of the described information, which consent may be evidenced by a security or other agreement between DFS and MRK in which authorized disclosure of such information, Vendor will release to DFS any credit, financial or information on MRK, whether or not such information is public or non-public. In the event MRK has not consented to the release of the information described above, upon each request by DFS, Vendor will release to DFS any credit, publicly available financial or other public information on MRK upon each request by DFS. Vendor will immediately notify DFS if Vendor reasonably believes that MRK has violated the terms of any franchise, permission, license or right to sell or deal in the Merchandise.

         9. Invoices. Invoices submitted to DFS by Vendor for inventory sold to DFS hereunder in connection with the Consignment Agreement should indicate that the Merchandise is "Sold to DFS" and "Shipped to MRK."

         10. Successors and Assigns; Obligations. This Agreement will be binding upon and inure to the benefit of DFS' successors and assigns. Vendor cannot assign this Agreement without DFS' prior written consent. DFS may perform or cause to be performed any or all of its obligations hereunder by any of its subsidiaries and/or affiliated companies. Vendor's obligations under this Agreement inure to the benefit of any of DFS' subsidiaries and/or affiliated companies.

         11. Events of Default. The occurrence of any of the following events shall be deemed an "Event of Default" under this Agreement: (a) Vendor's failure to pay when due any amount owed DFS hereunder or under any other agreement between DFS and Vendor; (b) Vendor's failure to perform or observe any covenant, term or provision hereunder or under any other agreement between DFS and Vendor;
(c) the occurrence of any default under the Consignment Agreement; (d) Vendor shall cease existence as a corporation, partnership, limited liability company or trust, as applicable; (e) Vendor ceases or suspends business; (f) Vendor makes a general assignment for the benefit of creditors; (g) Vendor becomes insolvent or voluntarily or involuntarily becomes subject to the Federal Bankruptcy Code, any state insolvency law or any similar law; (h) any receiver is appointed for any assets of Vendor; (i) Vendor sells, transfers or assigns all or substantially all of its assets; (j) Vendor merges its business with another business in a transaction in which Vendor is not the surviving entity; or (k) there is any material adverse change in Vendor's financial condition.

         12. Remedies Upon Default. Upon the occurrence of any Event of Default, DFS shall have the right, at DFS' option, to immediately exercise one or more of the following remedies: (a) refuse to extend any further financing to MRK or Vendor, pursuant to the Consignment Agreement or otherwise; (b) terminate this Agreement and the Consignment Agreement; or (c) exercise any other rights it may have under the laws of the state governing this Agreement.

         13. Termination. Either party may terminate this Agreement by notice to the other in writing, the termination to be effective thirty (30) days after receipt (which receipt is presumed to be five (5) business days after the same is sent) of notice by the other party provided, however, that DFS may terminate this Agreement immediately if an Event of Default has occurred. In any event, no termination of this Agreement will affect any of Vendor's (or its assignees, whether permitted or unpermitted) liability with respect to any financial transactions entered into by DFS with MRK prior to the effective date of termination, including, without limitation, transactions that will not be completed until after the effective date of termination.

         14. Miscellaneous. Vendor will notify DFS of any changes in its name or business structure. Vendor waives notice of DFS' acceptance of this Agreement. This Agreement is not intended, nor shall it be deemed to, directly or indirectly, benefit any person or entity, including MRK, who is not a party hereto. If at any time any one or more of the provisions of this Agreement becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby. DFS' failure to exercise any rights granted hereunder shall not operate as a waiver of those rights. The rights of DFS under this Agreement are cumulative, may be exercised as often as it considers appropriate, and are in addition to its rights under the general law.

         15. No Oral Agreements. There are no oral or unwritten agreements between DFS and Vendor regarding the subject matter hereof, Vendor and DFS acknowledge and agree that all agreements and understandings between them are set forth in this Agreement and any terms letters executed in connection herewith (as the same may be revised from time to time without necessitating an amendment of this Agreement) or in any other writing between the parties relating hereto.

         16.      BINDING ARBITRATION

         16.1 Arbitrable Claims. Except as otherwise specified below, all actions, disputes, claims and controversies under common law, statutory law or in equity of any type or nature whatsoever (including, without limitation, all torts, whether regarding negligence, breach of fiduciary duty, restraint of trade, fraud, conversion, duress, interference, wrongful replevin, wrongful sequestration, fraud in the inducement, usury or any other tort, all contract actions, whether regarding express or implied terms, such as implied covenants of good faith, fair dealing, and the commercial reasonableness of any Collateral disposition, or any other contract claim, all claims of deceptive trade practices or lender liability, and all claims questioning the reasonableness or lawfulness of any act), whether arising before or after the date of this Agreement, and whether directly or indirectly relating to: (a) this Agreement or any other agreements relating hereto, and/or any amendments and addenda hereto or thereto, or the breach, invalidity or termination hereof or thereof; (b) any previous or subsequent agreement between DFS and Vendor; (c) any act committed by DFS or by any parent company, subsidiary or affiliated company of DFS (the "DFS Companies"), or by any employee, agent, officer of director of a DFS Company whether or not arising within the scope and course of employment or other contractual representation of the DFS Companies provided that such act arises under a relationship, transaction or dealing between DFS and Vendor; and/or (d) any other relationship, transaction or dealing between DFS and Vendor (collectively the "Disputes"), will be subject to and resolved by binding arbitration.

         16.2 Administrative Body. All arbitration hereunder will be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA"). If the AAA is dissolved, disbanded or becomes subject to any state or federal bankruptcy or insolvency proceeding, the parties will remain subject to binding arbitration which will be conducted by a mutually agreeable arbitral forum. The parties agree that all arbitrator(s) selected will be attorneys with at least five (5) years secured transactions experience. The arbitrator(s) will decide if any inconsistency exists between the rules of any applicable arbitral forum and the arbitration provisions contained herein. If such inconsistency exists, the arbitration provisions contained herein will control and supersede such rules. The site of all arbitration proceedings will be in the Division of the Federal Judicial District in which AAA maintains a regional office that is closest to Vendor.

         16.3 Discovery. Discovery permitted in any arbitration proceeding commenced hereunder is limited as follows. No later than thirty (30) days after the filing of a claim for arbitration, the parties will exchange detailed statements setting forth the facts supporting the claim(s) and all defenses to be raised during the arbitration, and a list of all exhibits and witnesses. No later than twenty-one (21) days prior to the arbitration hearing, the parties will exchange a final list of all exhibits and all witnesses, including any designation of any expert witness(es) together with a summary of their testimony; a copy of all documents and a detailed description of any property to be introduced at the hearing. Under no circumstances will the use of interrogatories, request for admission, requests for the production of documents or the taking of deposition be permitted. However, in the event of the designation of any expert witness(es), the following will occur: (a) all information and documents relied upon by the expert witness(es) will be delivered to the opposing party,
                  (b) the opposing party will be permitted to depose the expert witness(es), (c) the opposing party will be permitted to designate rebuttal expert witness(es), and (d) the arbitration hearing will be continued to the earliest possible date that enables the foregoing limited discovery to be accomplished.

         16.4 Exemplary or Punitive Damages. The Arbitrator(s) will not have the authority to award exemplary or punitive damages.

         16.5 Confidentiality of Awards. All arbitration proceedings, including testimony or evidence at hearings, will be kept confidential, although any award or order rendered by the arbitrator(s) pursuant to the terms of this Agreement may be entered as a judgment or order in any state or federal court and may be confirmed within the federal judicial district which includes the residence of the party against whom such award or order was entered. This agreement concerns transactions involving commerce among the several states. The Federal Arbitration Act, Title 9 U.S.C. Sections 1 et seq., as amended ("FAA") will govern all arbitration(s) and confirmation proceedings hereunder.

         16.6 Prejudgment and Provisional Remedies. Nothing herein will be construed to prevent DFS' or Vendor's use of bankruptcy, receivership, injunction, repossession, replevin, claim and delivery, sequestration, seizure, attachment, foreclosure, dation and/or any other prejudgment or provisional action or remedy relating to any Collateral for any current or future debt owed by either party to the other. Any such action or remedy will not waive DFS' or Vendor's right to compel arbitration of any Dispute.

         16.7 Attorneys' Fees. If either Vendor or DFS brings any other action for judicial relief with respect to any Dispute (other than those set forth in Section 16.6), the party bringing such action will be liable for and immediately pay all of the other party's costs and expenses (including attorneys' fees) incurred to stay or dismiss such action and remove or refer such Dispute to arbitration. If either Vendor or DFS brings or appeals an action to vacate or modify an arbitration award and such party does not prevail, such party will pay all costs and expenses, including attorneys' fees, incurred by the other party in defending such action. Additionally, if Vendor sues DFS or institutes any arbitration claim or counterclaim against DFS in which DFS is the prevailing party, Vendor will pay all costs and expense (including attorneys' fees) incurred by DFS in the course of defending such action or proceeding.

         16.8     Limitations. Any arbitration proceeding must be instituted:
                  (a) with respect to any Dispute for the collection of any debt owed by either party to the other, within two (2) years after the date the last payment was received by the instituting party, and (b) with respect to any other Dispute, within two
                  (2) years after the date the incident giving rise thereto occurred, whether or not any damage was sustained or capable of ascertainment or either party knew of such incident. Failure to institute an arbitration proceeding within such period will constitute an absolute bar and waiver to the institution of any proceeding, whether arbitration or a court proceeding, with respect to such Dispute.

         16.9 Survival After Termination. The agreement to arbitrate will survive the termination of this Agreement.

         17. INVALIDITY/UNENFORCEABILITY OF BINDING ARBITRATION. IF THIS AGREEMENT IS FOUND TO BE NOT SUBJECT TO ARBITRATION, ANY LEGAL PROCEEDING WITH RESPECT TO ANY DISPUTE WILL BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE WITHOUT A JURY. VENDOR AND DFS WAIVE ANY RIGHT TO A JURY TRIAL IN ANY SUCH PROCEEDING.

         18. Governing Law. Vendor acknowledges and agrees that this and all other agreements between Vendor and DFS have been substantially negotiated, and will be substantially performed, in the state of Ohio. Accordingly, Vendor agrees that all Disputes will be governed by, and construed in accordance with, the laws of such state, except to the extend inconsistent with the provisions of the FAA which shall control and govern all arbitration proceedings hereunder.

THIS AGREEMENT CONTAINS BINDING ARBITRATION, JURY WAIVER AND PUNITIVE DAMAGE WAIVER PROVISIONS.

ATTEST:                                  TELXON CORPORATION


     /s/ GLENN S. HANSEN                 By: /s/ KENNETH W. HAVER
-----------------------------------      -----------------------------------
     (Assistant) Secretary               Name:  Kenneth W. Haver
                                         Title: Senior Vice President - CFO
Glenn S. Hansen
Vice President Legal Administration
& Corporate Counsel
                                         DEUTSCHE FINANCIAL SERVICES CORPORATION


                                         By: /s/ DENNIS VANLEEUWEN
                                             -----------------------------------
                                         Dennis VanLeeuwen - Vice President
                                         Director of Operations - Technology
                                         Division